UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

  Date of Report (date of earliest event reported): June 15, 2007 (June 11, 2007)

Rexahn Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50590	11-3516358
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9620 Medical Center Drive
Rockville, Maryland  20850
(Address of principal executive offices) (Zip code)

(240) 268-5300
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02. Election of Directors.

On June 11, 2007, the Board of Directors of the Company elected Dr. Freddie Ann Hoffman to fill the vacancy created by the expiration of Dr. Young Soon Park's term as a member of the Board of Directors.

Dr. Hoffman, a pediatric hematology-oncologist, currently serves as and has served as Chief Executive Officer of HeteroGeneity, LLC since 2003. From 1999 to 2003, Dr. Hoffman served as Senior Medical Director for New Product Development at Pfizer Consumer Healthcare. For the preceding 13 years, Dr. Hoffman served at the Food & Drug Administration (FDA) as Chief of the Cytokines, Growth Factors and Oncologic Products Branch and deputy director of the Medicine Branch, within the Office of the FDA Commissioner. She also served at the National Cancer Institute (NCI) as Director of Extramural Clinical Trials.

Dr. Hoffman earned a B.S. degree in Chemistry from the University of California Los Angeles (UCLA). She received her M.D. and general pediatric residency training from the University of California Davis.

In accordance with the Company's non-employee director compensation policy, Dr. Hoffman received an initial grant of 20,000 options to purchase shares of the Company's common stock upon her election to the Board of Directors, will receive an additional 20,000 options for each year she serves on the Board of Directors on the date of each annual meeting where she is re-elected to the Board of Directors and will receive an additional board meeting fee of $1,000 for each meeting she participates in. On June 11, 2007, Dr. Hoffman received 20,000 options to purchase shares of the Company's common stock with an exercise price of $1.40 per share, the fair market value on the date of grant. The options fully vest on June 11, 2008.

There is no arrangement or understanding between Dr. Hoffman and any other persons pursuant to which Dr. Hoffman was elected as a Director of the Company.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

99	Press Release of the Company dated June 15, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REXAHN PHARMACEUTICALS, INC.
(Registrant)

By	/s/ Chang H. Ahn
Chang H. Ahn
Chairman and Chief Executive Officer

Date:	June 15, 2007

EXHIBIT INDEX

Exhibit Number	Description

99	Press release of the Company dated June 15, 2007.